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          ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.

                      ARTICLES OF AMENDMENT

         Alliance Variable Products Series Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The charter of the Corporation is hereby amended by changing the designation of the Corporation's "Real Estate Investment Portfolio Common Stock" to "AllianceBernstein Real Estate Investment Portfolio Common Stock" and the designation of the Corporation's "Utility Income Portfolio Common Stock" to "AllianceBernstein Utility Income Portfolio Common Stock."

         SECOND: The amendment to the charter of the Corporation has been duly approved by a majority of the entire Board of Directors of the Corporation.

         THIRD: The amendment is limited to a change expressly permitted by Section 2-605 of Maryland General Corporation Law to be made without action by stockholders, and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

         FOURTH: This amendment to the charter of the Corporation will be effective on May 1, 2001, as permitted by
Section 2-610.1 of the Maryland General Corporation Law.

         The undersigned Chairman of the Board of Directors of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, Alliance Variable Products Series Fund, Inc., has caused these Articles of Amendment to be executed in its name and on its behalf by its Chairman of the Board, John
D. Carifa, and witnessed by its Secretary, Edmund P. Bergan, Jr., on the 6th day of April, 2001.



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                        ALLIANCE VARIABLE PRODUCTS SERIES
                        FUND, INC.

                        By: /s/John D. Carifa
                            _____________________________
                            John D. Carifa
                            Chairman

WITNESS:

/s/Edmund P. Bergan, Jr.
________________________
Edmund P. Bergan, Jr.
Secretary







































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